Exhibit 99.1
Pyramid Breweries Announces Sale of Thomas Kemper Soda
Deal with former Tazo Tea CEO and Kettle Foods Executive Allows for Focus on Craft Beer and Soda Brands
SEATTLE— January 2, 2007 —Pyramid Breweries Inc. (Pyramid) (NASDAQ:PMID) announced today the sale of the Thomas Kemper Soda brand to The Kemper Company, a new company formed by Adventure Funds, a Portland-based equity investment fund.
Under terms of the deal, Pyramid received $3.1 million in cash for Thomas Kemper Soda assets including the brand and intellectual property, soda kegs, vehicles and point of sale materials. The transaction includes a 5-year supply agreement under which Pyramid will continue to manufacture Thomas Kemper Soda products for The Kemper Company at its breweries in Portland, Oregon and Berkeley, California.
“This is a smart deal for both Pyramid Breweries and the new Kemper Company,” said Scott Barnum, President and CEO, Pyramid Breweries Inc. “For Pyramid, we can now focus exclusively on brewing, marketing, distributing and further expanding the customer base for our popular and award-winning brews, including Pyramid Hefe Weizen and Snow Cap, while improving our cash position through the deal. And importantly for our employees, there will be no jobs lost and for our distributors, there will be no changes in production and supply of TK Sodas or our beers.”
“We obviously like Thomas Kemper products,” said Bill Germano, the new company’s President/CEO. “We also see opportunities for innovation and growth.” Most recently, Germano was Vice President of Business Development for Kettle Foods. He was instrumental in their introduction of new products, including baked chips.
“Thomas Kemper sodas are well known and very well-liked, especially in the Northwest,” said Tal Johnson, Adventure Funds managing partner and the former CEO of Tazo Tea. “Kemper has a great reputation for quality. We want to work with Pyramid to protect that while bringing some new focus to the business and the brand.”
Through this deal, Pyramid is further increasing its strategic focus on its beer business and has made a number of investments in its brewing infrastructure over the past year. This includes investments in new kegs and fermentation tanks to handle additional growth, and improvements to its packaging processes to enhance production efficiencies. In 2006, Pyramid Breweries added to its already impressive medal count by winning two medals each in The Great

American Beer Festival and the World Cup, while enjoying volume growth in its Pyramid brand shipments of roughly twice the rate of the overall craft segment.
About Pyramid Breweries Inc.
Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival (GABF). Since its beginning, Pyramid beers have received a total of 33 medals at the GABF. The brewery has also received a total of 9 medals in international competition at the World Beer Cup.
The Company owns two alehouse restaurants adjacent to its full-production breweries under the Pyramid Alehouse and MacTarnahan Taproom brand names in Berkeley, California, and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California, and Seattle, Washington. More information about Pyramid Breweries is available at www.pyramidbrew.com.
About Thomas Kemper Sodas/Adventure Funds
Thomas Kemper Sodas are premium, handcrafted sodas brewed in Root Beer, Ginger Ale, Orange Cream, Vanilla Cream, Black Cherry, and Grape flavors. The Kemper Company is a portfolio company of Adventure Funds, a private equity fund based in Portland, Oregon. Adventure Funds invests in privately held, branded consumer products and other businesses in the Pacific Northwest and Western US.
Contacts
Pyramid Breweries Inc.
Jane Rauckhorst, Media Relations, 415-519-7176
or
The Kemper Company
Bill Germano, CEO, 503-336-0608
or
Adventure Funds
Tal Johnson, Managing Partner, 503-517-4624